EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED MARCH 25, 2009
PAYCHEX, INC. REPORTS THIRD QUARTER RESULTS
March 25, 2009
THIRD QUARTER FISCAL 2009 HIGHLIGHTS
•	Total service revenue increased 4% to $512.2 million.

•	Total revenue was $528.6 million.

•	Operating income decreased 6% to $197.4 million, as combined interest on funds held for clients and investment income decreased 57%.

•	Operating income, net of certain items, increased 5% to $181.0 million.

•	Net income and diluted earnings per share decreased 8% to $130.8 million and $0.36 per share, respectively.
     ROCHESTER, NY, March 25, 2009 — Paychex, Inc. (“we,” “our,” or “us”) (NASDAQ:PAYX) today announced total revenue of $528.6 million for the three months ended February 28, 2009 (the “third quarter”), a decrease of 1% from $532.2 million for the same period last year. Net income and diluted earnings per share decreased 8% to $130.8 million and $0.36 per share, respectively.
     “Our financial results continue to be challenged by weakening economic conditions in the third quarter, as many of our key indicators were weaker than on a year-to-date basis. The most significant change was in the area of checks per client, which declined 4.3% for the third quarter compared to 2.4% for the first nine months of fiscal 2009. On a positive note, operating income, net of certain items, increased 8% for the first nine months of fiscal 2009 and improved as a percentage of service revenue from 36.6% to 37.4%,” commented Jonathan J. Judge, President and Chief Executive Officer of Paychex.
     “We expect the difficult economic conditions will continue throughout the remainder of fiscal 2009 and into fiscal 2010. Our people have responded well in managing expenses and we expect to generate a record for operating income, net of certain items, as a percentage of service revenue for the full year fiscal 2009. During the first nine months of fiscal 2009, our total cash and corporate investments increased more than $100 million to a little over $570 million. Our dividend payout ratio was 80% of net income for the first nine months.”
     Payroll service revenue increased 2% to $381.2 million for the third quarter from the same period last year. The increase was primarily due to price increases and growth in the utilization of ancillary payroll services.
     Human Resource Services revenue increased 9% to $131.0 million for the third quarter from the same period last year. This growth was generated from the following: comprehensive human resource outsourcing services client employees increased 6% to 432,000 client employees served; workers’ compensation insurance client base increased 8% to 75,000 clients; and retirement services client base increased 6% to 50,000 clients. However, Human Resource Services revenue growth continues to be affected by weakening economic conditions with the most significant impacts to retirement services and comprehensive human resource outsourcing services. Retirement services revenue growth was negatively impacted by $3.0 million in the third quarter due to the decline in market values, which decreased the asset value of the retirement services client employees’ funds 23% to $7.2 billion, and clients’ employees moving their retirement portfolios to safer investments. Comprehensive human resource outsourcing services revenue growth was adversely impacted by a lower number of employees per client, reducing revenue by $2.9 million in the third quarter.
     For the third quarter, our operating income was $197.4 million, a decrease of 6% from the same period last year. Operating income, net of certain items (see Note 1 on page 3 for further description) increased 5% to $181.0 million for the third quarter as compared to $173.0 million for the same period last year.

	For the three months ended			For the nine months ended
	February 28,	February 29,		February 28,	February 29,
$ in millions	2009	2008	% Change	2009	2008	% Change

Operating income	$197.4	$210.4	(6%)	$630.9	$630.5	—
Excluding: Interest on funds held for clients	(16.4)	(37.4)	(56%)	(60.4)	(100.4)	(40%)

Operating income, net of certain items	$181.0	$173.0	5%	$570.5	$530.1	8%

     We continue to follow our investment strategy of maximizing liquidity and protecting principal. With the turmoil in the financial markets, this translates to significantly lower yields on high quality instruments, impacting our income earned on funds held for clients and corporate investments. For the third quarter, interest on funds held for clients decreased 56% to $16.4 million, due primarily to lower average interest rates earned and lower average investment balances. Investment income decreased 70% to $1.1 million, primarily due to lower average interest rates earned offset by higher average investment balances.
     Average investment balances and interest rates are summarized below:

	For the three months ended		For the nine months ended
	February 28,	February 29,	February 28,	February 29,
$ in millions	2009	2008	2009	2008

Average investment balances:
Funds held for clients	$3,589.0	$3,746.0	$3,299.1	$3,302.0
Corporate investments	$550.8	$413.7	$515.1	$798.4

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.8%	3.6%	2.4%	3.9%
Corporate investments	1.0%	3.6%	1.7%	3.9%

Net realized gains:
Funds held for clients	$0.2	$3.3	$0.9	$3.8
Corporate investments	$—	$—	$—	$—

     Our exposure has been limited in the current investment environment as the result of our policies of investing in primarily high credit quality securities with AAA and AA ratings and short-term securities with A-1/P-1 ratings, and by limiting the amounts that can be invested in any single issuer. All the investments we held as of February 28, 2009 are traded in active markets.
     As of February 28, 2009, we had no exposure to variable rate demand notes or prime money market funds. Our primary short term investment option is currently United States (“U.S.”) agency discount notes. We have no exposure to auction rate securities, sub-prime mortgage securities, asset-backed securities or asset-backed commercial paper, collateralized debt obligations, enhanced cash or cash plus mutual funds, or structured investment vehicles (SIVs). We have not and do not utilize derivative financial instruments to manage interest rate risk.
     The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized gain of $66.8 million as of February 28, 2009, compared with a net unrealized gain of $24.8 million as of May 31, 2008. During the nine months ended February 28, 2009, the net unrealized gain/(loss) on our investment portfolios ranged from a net unrealized loss of $15.2 million to a net unrealized gain of $86.6 million. The net unrealized gain on our investment portfolios was approximately $65.5 million as of March 20, 2009.
YEAR-TO-DATE FISCAL 2009 HIGHLIGHTS
     The highlights for the nine months ended February 28, 2009 are as follows:
•	Payroll service revenue increased 4% to $1.1 billion.

•	Human Resource Services revenue increased 12% to $390.7 million.

•	Total revenue increased 3% to $1.6 billion.

•	Operating income of $630.9 million was flat compared to the same period last year, and operating income, net of certain items, increased 8% to $570.5 million.

•	Net income decreased 5% to $419.7 million.

•	Diluted earnings per share decreased 2% to $1.16 per share. The decrease was smaller than the decrease in net income due to a lower number of weighted-average shares outstanding resulting from the stock repurchase program completed in December 2007.

•	Cash flow from operations was $563.3 million.
OUTLOOK
     Our outlook for the full fiscal year ending May 31, 2009 (“fiscal 2009”) has been revised to reflect the impacts of current economic and financial conditions, and assumes the economic weakness we have experienced will continue through the remainder of the fiscal year.
     Projected revenue and net income growth for fiscal 2009 are as follows:

Payroll service revenue	1%	—	3%
Human Resource Services revenue	10%	—	13%
Total service revenue	3%	—	5%
Interest on funds held for clients	(45%)	—	(40%)
Total revenue	0%	—	2%
Investment income, net	(75%)	—	(70%)
Net income	(7%)	—	(5%)
     Growth in operating income, net of certain items, is expected to approximate 5% to 8% for fiscal 2009. The effective income tax rate is expected to approximate 34% throughout fiscal 2009. The tax rate is higher than the prior year due to lower levels of tax-exempt income from securities held in our investment portfolios.
Note 1: In addition to reporting operating income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates which are not within the control of management. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission (“SEC”). As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.
QUARTERLY REPORT ON FORM 10-Q
     Our Quarterly Report on Form 10-Q (“Form 10-Q”) is normally filed by the close of business on the same day as this press release is issued, and is available at www.paychex.com. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.
CONFERENCE CALL
     Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for March 26, 2009 at 10:30 a.m. Eastern Time, at www.paychex.com on the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com. For more information, contact:

Investor Relations:	John Morphy, CFO, or Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074

ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, health insurance, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 572,000 payroll clients nationwide. For more information about Paychex, Inc. and our products, visit www.paychex.com.
“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in our periodic filings with the SEC:
•	general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes in new hiring trends, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition, and the availability of skilled workers;

•	changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans;

•	changes in workers’ compensation rates and underlying claims trends;

•	the possibility of failure to keep pace with technological changes and provide timely enhancements to services and products;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possibility of penalties and losses resulting from errors and omissions in performing services;

•	the possible inability of our clients to meet their payroll obligations;

•	the possible failure of internal controls or our inability to implement business processing improvements; and

•	potentially unfavorable outcomes related to pending legal matters.
Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of issuance of this release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	For the three months ended			For the nine months ended
	February 28,	February 29,	%	February 28,	February 29,	%
	2009	2008	Change	2009	2008	Change

Revenue:
Payroll service revenue	$381,210	$374,220	2%	$1,135,758	$1,097,294	4%
Human Resource Services revenue	130,986	120,625	9%	390,688	349,405	12%

Total service revenue	512,196	494,845	4%	1,526,446	1,446,699	6%
Interest on funds held for clients (1)	16,385	37,327	(56%)	60,380	100,396	(40%)

Total revenue	528,581	532,172	(1%)	1,586,826	1,547,095	3%

Expenses:
Operating expenses	174,503	170,995	2%	513,646	492,762	4%
Selling, general and administrative expenses	156,677	150,778	4%	442,294	423,870	4%

Total expenses	331,180	321,773	3%	955,940	916,632	4%

Operating income	197,401	210,399	(6%)	630,886	630,463	—

Investment income, net (1)	1,067	3,597	(70%)	6,050	23,337	(74%)

Income before income taxes	198,468	213,996	(7%)	636,936	653,800	(3%)

Income taxes	67,678	71,522	(5%)	217,195	213,139	2%

Net income	$130,790	$142,474	(8%)	$419,741	$440,661	(5%)

Basic earnings per share	$0.36	$0.39	(8%)	$1.16	$1.19	(3%)

Diluted earnings per share	$0.36	$0.39	(8%)	$1.16	$1.18	(2%)

Weighted-average common shares outstanding	360,821	361,178		360,743	370,814

Weighted-average common shares outstanding, assuming dilution	360,913	361,770		360,966	372,080

Cash dividends per common share	$0.31	$0.30	3%	$0.93	$0.90	3%

(1)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-Q and Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share amount)

	February 28,	May 31,
	2009	2008

ASSETS
Cash and cash equivalents	$428,407	$164,237
Corporate investments	61,163	228,727
Interest receivable	21,955	34,435
Accounts receivable, net of allowance for doubtful accounts	165,154	184,686
Deferred income taxes	15,011	7,274
Prepaid income taxes	—	11,236
Prepaid expenses and other current assets	27,719	27,231

Current assets before funds held for clients	719,409	657,826
Funds held for clients	4,153,478	3,808,085

Total current assets	4,872,887	4,465,911
Long-term corporate investments	82,221	41,798
Property and equipment, net of accumulated depreciation	280,956	275,297
Intangible assets, net of accumulated amortization	85,272	74,500
Goodwill	434,073	433,316
Deferred income taxes	15,578	13,818
Other long-term assets	4,481	5,151

Total assets	$5,775,468	$5,309,791

LIABILITIES
Accounts payable	$37,484	$40,251
Accrued compensation and related items	123,305	132,589
Deferred revenue	10,812	10,326
Accrued income taxes	18,996	—
Deferred income taxes	16,103	—
Litigation reserve	20,404	22,968
Other current liabilities	48,973	47,457

Current liabilities before client fund obligations	276,077	253,591
Client fund obligations	4,089,570	3,783,681

Total current liabilities	4,365,647	4,037,272
Accrued income taxes	22,633	17,728
Deferred income taxes	10,812	9,600
Other long-term liabilities	45,227	48,549

Total liabilities	4,444,319	4,113,149

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; Authorized: 600,000 shares; Issued and outstanding: 360,824 shares as of February 28, 2009, and 360,500 shares as of May 31, 2008, respectively	3,608	3,605
Additional paid-in capital	456,690	431,639
Retained earnings	827,726	745,351
Accumulated other comprehensive income	43,125	16,047

Total stockholders’ equity	1,331,149	1,196,642

Total liabilities and stockholders’ equity	$5,775,468	$5,309,791

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	For the nine months ended
	February 28,	February 29,
	2009	2008

OPERATING ACTIVITIES
Net income	$419,741	$440,661
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	63,164	59,362
Amortization of premiums and discounts on available-for-sale securities	16,808	12,560
Stock-based compensation costs	19,310	18,989
Benefit for deferred income taxes	(7,389)	(4,046)
Provision for allowance for doubtful accounts	1,819	2,005
Net realized gains on sales of available-for-sale securities	(878)	(3,842)
Changes in operating assets and liabilities:
Interest receivable	12,480	22,405
Accounts receivable	17,713	26,883
Prepaid expenses and other current assets	10,748	6,609
Accounts payable and other current liabilities	2,592	3,388
Net change in other assets and liabilities	7,215	5,401

Net cash provided by operating activities	563,323	590,375

INVESTING ACTIVITIES
Purchases of available-for-sale securities	(16,334,122)	(73,545,729)
Proceeds from sales and maturities of available-for-sale securities	17,616,942	74,815,834
Net change in funds held for clients’ money market securities and other cash equivalents	(1,480,049)	(806,544)
Purchases of property and equipment	(53,288)	(64,621)
Proceeds from sales of property and equipment	7	709
Acquisition of businesses, net of cash acquired	(6,466)	(32,940)
Purchases of other assets	(18,097)	(18,038)

Net cash (used in)/provided by investing activities	(275,073)	348,671

FINANCING ACTIVITIES
Net change in client fund obligations	305,889	411,417
Repurchases of common stock	—	(999,999)
Dividends paid	(335,779)	(333,960)
Proceeds from and excess tax benefit related to exercise of stock options	5,810	63,933

Net cash used in financing activities	(24,080)	(858,609)

Increase in cash and cash equivalents	264,170	80,437
Cash and cash equivalents, beginning of period	164,237	79,353

Cash and cash equivalents, end of period	$428,407	$159,790